Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Nov. 21, 2011

MEDIA CONTACT: Jeff Pounds (918) 573-3332	INVESTOR CONTACT: Sharna Reingold (918) 573-2078

Williams Announces Early Tender Results, Pricing of Cash Tender Offers for

Outstanding Debt for an Aggregate Purchase Price of up to $1 Billion

TULSA, Okla. – Williams (NYSE: WMB) today announced the early tender results and consideration to be paid in its previously announced cash tender offers for the series of notes and debentures listed below (the “Notes”) for an aggregate purchase price of up to $1 billion (“the Tender Cap”). As of the previously announced early tender deadline of 5 p.m., New York City time, on Nov. 21, 2011, approximately $2 billion aggregate principal amount of Notes had been validly tendered and not validly withdrawn.

Title of Security	CUSIP	Acceptance Priority Level	Fixed Spread (Basis Points)	U.S. Treasury Reference Security	Reference Security Yield	Total Consideration (a)	Early Tender Payment (a)	Tender Offer Consideration (b)	Aggregate Principal Amount Tendered
7.875% Notes due 2021	969457BG4	1	215 bps	2.125% due Aug. 15, 2021	1.929%	$1,302.34	$30.00	$1,272.34	$524,627,000
7.50% Debentures due 2031	969457BB5 969457BA7 U96906AC3	1	220 bps	3.750% due Aug. 15, 2041	2.906%	$1,289.85	$30.00	$1,259.85	$489,671,000 $290,000 —
7.75% Notes due 2031	969457BD1	1	230 bps	3.750% due Aug. 15, 2041	2.906%	$1,309.47	$30.00	$1,279.47	$306,233,000
8.75% Notes due 2032	969457BM1	1	240 bps	3.750% due Aug. 15, 2041	2.906%	$1,424.42	$30.00	$1,394.42	$628,214,000
8.125% Notes due 2012	969457BK5	2	37.5 bps	1.375% due March 15, 2012	0.04%	$1,020.94	$30.00	$990.94	$4,254,000
7.625% Notes due 2019	969457AW0	3	185 bps	2.125% due Aug. 15, 2021	1.929%	$1,252.12	$30.00	$1,222.12	$13,598,000
8.75% Senior Notes due 2020	969457BS8 969457BR0 U96906AF6	4	200 bps	2.125% due Aug. 15, 2021	1.929%	$1,331.83	$30.00	$1,301.83	$1,525,000 — —
7.70% Debentures due 2027(c)	565097AF9	5	195 bps	3.750% due Aug. 15, 2041	2.906%	$1,303.57	$30.00	$1,273.57	$20,000

(a) Per $1,000 principal amount of Notes tendered prior to 5 p.m., New York City time, on Nov. 21, 2011 and accepted for purchase.
(b) Per $1,000 principal amount of Notes tendered after 5 p.m., New York City time, on Nov. 21, 2011 and prior to the expiration of the tender offers and accepted for purchase.
(c) Originally issued by MAPCO Inc., which was acquired by Williams in March 1998.

The reference yields were determined by Barclays Capital and Citigroup, the dealer managers for the tender offers, based on the bid-side price for the applicable U.S. treasury reference security at 2:00 p.m., New York City time, today, as described in the Offer to Purchase dated Nov. 7, 2011.

Holders who tendered Notes at or prior to 5:00 p.m., New York City time, on Nov. 21, 2011, will be eligible to receive the Total Consideration (as set forth above), and holders who tender Notes after such time and at or prior to the expiration of the tender offers (12:00 midnight, New York City time, on Dec. 6, 2011, unless extended) will be eligible to receive the Tender Offer Consideration (as set forth above). In addition, holders of Notes accepted for purchase will be paid accrued interest to but excluding the settlement date, which is expected to be Dec. 7, 2011. Withdrawal rights for the tender offers expired at 5:00 p.m., New York City time, on Nov. 21, 2011.

The amount of each series of Notes that may be accepted for purchase will be determined in accordance with the Acceptance Priority Levels set forth above and may be prorated as described in the Offer to Purchase. All Notes validly tendered and not validly withdrawn of the series with Acceptance Priority Level 1 will be accepted before any Notes of the series with Acceptance Priority Level 2 and so forth through succeeding levels. If the aggregate purchase price that would be payable for all Notes validly tendered and not validly withdrawn of any series or group of series with the same Acceptance Priority Level exceeds the remaining amount available under the Tender Cap, such Notes will be accepted for purchase on a pro rata basis. In that event, Notes with an Acceptance Priority Level following the prorated series or group of series will not be accepted for purchase.

The consummation of the tender offers is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase.

Williams has retained Barclays Capital and Citigroup as dealer managers and Global Bondholder Services Corporation as the depositary and information agent for the tender offers.

For additional information regarding the terms of the tender offers, please contact: Barclays Capital at (800) 438-3242 (toll free) or (212) 528-7581 (collect) or Citigroup at (800) 558-3745 (toll free) or (212) 723-6106 (collect). Requests for documents and questions regarding the tendering of Notes may be directed to Global Bondholder Services Corporation at (866) 736-2200 (toll free) or (212) 430-3774.

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. Williams is making the tender offers only by, and pursuant to, the terms and conditions of the Offer to Purchase and related Letter of Transmittal that have been furnished to holders of Notes. Holders are urged to read the tender offer documents carefully. Subject to applicable law, Williams may amend, extend or, subject to certain conditions, terminate the tender offers.

About Williams (NYSE: WMB)

Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 75-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.